Exhibit 10.19
                                        Office Address:         Postal Address
                                        4th Floor,              PO Box 652361
INTELLECTUAL PROPERTY VALUATORS         JG&M House,             Benmore, 2010
VALUATIONS OF TRADE MARKS,              72 Grayston Drive,      South Africa
COPYRIGHT IN COMPUTER SOFTWARE,         Sandown
PATENTS & TRADE SECRETS


                                        Tel: (011) 784 4210
                                        Fax: (011) 784-4215
                                        Docex: 456

                                                                 IPV

R-TEC TECHNOLOGIES INC.
Allamuchy
New Jersey


Our Ref:    VAL/H13
Your Ref:
Date:       20 May 1999


Dear Sirs


SOUTH AFRICA - Intellectual Property Valuation - R-TECH
-------------------------------------------------------

1.    INTRODUCTION

      We have been requested to conduct a valuation of the intellectual property within the business of R-TECH TECHNOLOGIES INC. The business holds the patent to a product which is the first passive leak detection and neutrallsation system in the market. This patent has potentially widespread use in both heavy and light industry particularly in the fields of medicine, food technology, aviation and nuclear technology.

      Intellectual property forms part of the intangible assets of a business. It must be stressed that these forms of assets generally will not account for the entire difference between the market capitalisation of the business (the value of the shareholders equity) and the net tangible assets of the business. It must also be borne in mind that valuation of intellectual property is made at a specific date in time. It is always necessary to carry out a periodic re-evaluation of the value of the intellectual property, as is the case with any form of property.

                 Intellectual Property Valuators (Pty) Limited.
          Director: J.P. eo Chalain B Sc (Chem Eng) B Proc H Dip Co Law
      Chemical Engineer, Attorney, Patent & Trade Mark Attorney, F.L.L.P.L.
                               Reg No PB/04888/C7

2.    INTELLECTUAL PROPERTY

      2.1 The law recognizes and protects the following types of intellectual property rights; patents; registered designs; trademarks; copyright; and trade secrets. We have been instructed to value only one type of intellectual property within R-TEC TECHNOLOGY, INC., namely, the patent.

      2.2 A patent essentially grants the patentee a monopolistic right to the invention covered by the patent. The effect of a patent is to grant the patentee the right to exclude others from making, using, exercising or disposing of the invention so that the patentee may enjoy the whole profit and advantage accruing by reason of the invention.

                                    * * * * *

3.    VALUATION METHODOLOGIES

      3.1 There are a number of approaches that may be used in valuing intellectual property. Set out below are the so-called cost approach, market approach, royalty relief approach and economic use approach.

      3.2         Cost Approach

                  This approach involves valuing intellectual property on the basis of what it would cast to reproduce or replace the intellectual property. The assumption underlying this approach is that the cost of developing or buying a new invention, a trade mark or copyright in a computer program is commensurate with its economic value over the entire life span of the invention, trade mark or copyright. The pitfalls involved in this approach are immediately apparent viz. It cannot take into account the amount of economic benefits that may be achieved for the actual intellectual property being valued nor can it take into consideration the time period over which benefit might continue. Unlike commodities in which there is a mature market, such as motor vehicles and houses, cost cannot always be equated with value in the case of intellectual property. For example, millions of rands may be spent on developing a particular pharmaceutical product but it may turn out eventually that the product is unsuitable for human consumption. The development costs cannot coincide with the value of the patent in respect of the pharmaceutical product since the patent is probably worthless in view of the fact that the product cannot be commercially used. Accordingly, we are of the view that this is not an appropriate methodology and we have not used it.

      3.3         Market Approach

                  This approach involves a comparison of the price at which similar intellectual property has changed hands. It pre-supposes a willing buyer and a willing seller and the value is determined through an examination of the prices paid for similar intellectual property exchanged between such parties. This approach is somewhat more realistic than the "cost approach". However, comparable transactions are rare, and in any event, access to pricing information is usually difficult to come by since such transactions are usually kept confidential by the parties concerned. Further, intellectual property by its very nature is unique and therefore it is unlikely that one market transaction will apply to another. Accordingly, we have not used this methodology.

      3.4         Economic Use Approach

                  According to this methodology, the value of the intellectual property is determined by considering the economic value of the intellectual property in its use in the business. By identifying the intellectual property's net contribution to the business, future cash flows directly attributable to the intellectual property may be computed over the economic life of the intellectual property. This methodology is particularly suitable in circumstances where the intellectual property under consideration only relates to a portion of the entire business of the company and in circumstances where more than one type of intellectual property is generating the same income stream. This approach is also a particularly accurate methodology and is favored in a situation where a business contains various forms of intellectual property as is the case under present consideration.

      3.5         Royalty Relief Approach

                  This method is similar to the economic use approach in that the valuation of the intellectual property is determined in accordance with general investment principles, i.e. the intellectual property has a value insofar as it is able to generate economic benefits to the user thereof. The method differs from the economic use approach insofar as the derivation of the income streams that are generated from the intellectual property are concerned. In this approach, one looks at what a party would pay to rent the particular intellectual property under consideration. In other words, what royalty could be expected from a third party if it were to use the intellectual property. The royalty is expressed as a percentage of turnover and once turnover has been forecast, the amount of the income stream that can be generated by the intellectual property can be calculated. In arriving at a royalty rate similar considerations to those used in the economic use the approach are taken into account.

      3.6 For purposes of this valuation, we are of the view that the economic use approach is a more accurate approach and hence it has been used as our valuation methodology.





                                    * * * * *

      4.          COMPUTATION OF INTELLECTUAL PROPERTY VALUES

                  4.1               The intellectual property

                                    Patent - Passive Leak Detection System

                              R-Tec Technologies has obtained the right to a patent which is the world's first and only passive leak detection system. This system enables the visual detection of gasses at the point from which they have been emitted. Essentially, the R-Tec principle product is a substance which is able to detect molecular gas leaks on the surfaces to which it is applied by the fact that it changes color once there is any leakage of gas.

                              There are a number of industries in which this type of technology may be useful. These include chemical plants, refineries, nuclear power plants, and the aviation and space industries. Environmentally, it could also prove useful in the prevention of natural gas disasters, and the monitoring of harmful gases, such as CFCs, which deplete the environment and contribute to global warming.

                              This innovative product has received many favorable reviews:

                              The Department of Environmental Protection (City of New York) Division of Emergency Response & Technical Assessment said " The possibilities of uses for the product you have patented seem to be endless. If it does all you have indicated it will do, it would revolutionize the way that utilities and chemical facilities protect themselves against leaks and spills." They further enforced their sentiments by recommending a pilot project with the Department of Citywide Administration Services.

                              It further received a widespread publicity in a recent NBC Broadcast where the product was labeled as "The most important breakthrough in the technological era"... A new technology that could save your life.

                              There are clearly a number of instances in which this technology could be applied:

                              The most conventional is simple gas detection. Gas leaking on a molecular level contributes to many disasters from aviation crashes to toxic explosions. An application of the product will reveal any gas leak in the early stages thus helping in the prevention of potential problems. The company feels that in time they will be able to extend this usage to the point where the product will not only reveal the gas leak but neutralize it as well.

                                   [ Graphic]

                              Another area in which the technology could be applied is in the field of medicine, specifically in the detection of changing levels of blood gases. An example of this would be in the early detection of coronary artery disease. An application of the product on the surface of the skin would reveal any increased levels of CO2 in the blood stream thus indicating the possiblility of some form of restriction in blood flow. This has important implications since it will allow for the early detection of an impending heart attack or stroke and ensure that preventative steps are taken. Typically a patient would apply a gel to their skin and a certain color (for instance Green) would indicate exceptable CO2 levels where as another (for instance Red) would indicate that there was the potential risk of Heart Attack or Stroke.

                                    [Graphic]

                              R-Tec is currently undertaking feasibility studies in the food industry wher they are determining the possibility of using a thin detective strip across chicken packages which would change color in the event of the chicken becoming contaminated with salmonella thus warning consumers that the food is unsuitable for consumption. A typical example is shown below where a green strip would indicate the product us healthy where as green indicates the food is spoilt.

                                    [Graphic]

                              There is also currently an inquiry by the Los Almos National Laboratories into the potential uses for R-Tec's technology in their nuclear weapons cleaning project which uses CO2.

                  4.2         Financial Analysis

                              A financial analysis was conducted to determine the earnings of the R-Tec Technologies business in which the intellectual property is used. The results of the financial analysis are set out in Annexure 1.

                              The financial analysis involves forecasting annual turnover figures and sustainable profitabilities of the business over the expected life of the intellectual property of the R-Tec Technology business. This was done by using management's forecast figures and by holding discussions with the management of the business. These forecasts represent management's best estimates and they are solely responsible therefor. The figures are based on detailed costing and expected sales in terms of current negotiations with numerous parties some of which include the following:

                              Carrier (United Technologies)
                              Natural Gas & Electric Utility Companies
                              DuPont
                              Panasonic
                              Los Alamos National Laboratories (U.S. Nuclear Missile Labs)
                              Global Technologies
                              Itushu
                              Electrolux

                              AGA Gas Inc.
                              MVE Applied Technologies
                              U.S. Air Force
                              E.P.A. Environmental Protection Agency

                              It will be noted from Annexure 1 that the business is predicting a compound annual growth rate of 14.87% in turnover for the valuation period with a profitability averaging 41.64% over the 10 year valuation period.

                  4.3         Tangible assets

                              In order to avoid overvaluation of the
                              intellectual property, it is necessary to make a fair change for the value of the tangible assets employed by the business. The reasoning behind this is that until a fair return has been made on the fixed assets and working capital tied up in the business, it cannot be said that the trade mark or copyright or any other intangible asset is adding value to the business. As a fair change rate we have used the rate at which a merchant bank would lend to a company like R-Tec Technologies, being 6%. The deduction of the remuneration of the capital employed, leaves a residual return which reflects the return on the intangible assets of the business. These residual earnings are entirely attributed to the intangible assets of the business.

                  4.4         Intellectual property value added analysis

                              Once the earnings stream directly related to the intangible assets of the business has been determined, it is then necessary to identify the earnings that are directly attributed to the intellectual property being valued (as opposed to earnings attributable to other intangible assets). This has been done by conducting interviews with management of the business and by reviewing and assessing all key business drivers so as to identify, through a structured process of intellectual property value added analysis, an income percentage which is attributed to the patent. The results are also benchmarked against all our previous experience with patent valuations. Having concluded this process, we are of the opinion that 35.07% of intangible asset earnings may be attributed to the patent of the business.

                  4.5         Tax

                              As a net cash flow is being discounted, income tax must be deducted from the relevant income streams. We applied the present rate of company tax of 35%.


                  4.6         Duration

                              The duration of the aforementioned income streams must then be determined. It may be assumed that the income streams will endure for the economic life of the intellectual property . The economic life of the intellectual property is generally not commensurate with the legal life of intellectual property. The legal life of patent varies around the world but it is generally between 17 to 20 years. However, it would be speculative as to whether the economic life of any form of intellectual property will extend beyond a period of ten years. Businessmen would find it extremely difficult to make business plans for periods of ten years or more. Accordingly, and after discussion with management, we are of the view that a period of ten years is appropriate.

                  4.7         Discount factor

                              The next step in the exercise was to determine an appropriate discount factor. In this regard, it is customary to determine what a risk-free after tax rate would be and thereafter to make provision for such factors as risk and illiquidity. In this regard, we noted that 5.25% 30-year treasury bond is yielding in the region of 5.8% 30-year treasury bond is added back an amount of 6% in respect of risk and illiquidity and thereby arrive at a figure of 9.77%.

                                    * * * * *

      5.                      CONCLUSION

                              Based on the methodology outlined above and using the aforementioned parameters, the calculation of the value of the intellectual property appears on Annexure 2. Applying the parameters mentioned, we are of the opinion that the value of the patent is U.S. $31,977 m.

Yours faithfully

INTELLECTUAL PROPERTY VALUATORS


-----------/S/--------------
Per: J.P. DE CHALAIN



Financial Analysis - R-Tec

------------------ ---------------- ---------------- ---------------- ---------------- ---------------- ---------------- ----------
------------------ ---------------- ---------------- ---------------- ---------------- ---------------- ---------------- ----------
                                      Year


                       1          2          3         4          5          6          7          8          9         10
------------------ ---------- ---------- ---------- --------- ---------- ---------- ---------- ---------- --------- ----------

Turnover             31,000     37,200     44,000    51,920     61,205     88,617     76, 652    88,074     90,403    107,971

Growth Year on Year             20.00%     18.28%    18.00%     18.00%     12.00%      12.00%    12.00%     12.00%     12.00%

CAGR 1 - 10                                                                                                            14.87%



Profit               14,000     16,600     20,500    20,768     27,447     30,741      34,430    38,561     36,561     43,188

Profitability        45.16%     44.62%     46.59%    40.00%     40.00%     40.00%      40.00%    40.00%     40.00%     40.00%

Average Profitability 1-10                                                                                             41.04%

------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- -----------

Intellectual Property Valuation - R-TEC


Discount Rate                            9.77%                                        Patent Earnings-R-Tec                  35.07%

Charge for Capital                       6.00%


----------- -------- -------- -------- -------- --------- -------- -------- -------- -------- --------- -------- --------
                               Year 1   Year 2   Year 3    Year 4   Year 5   Year 6   Year 7   Year 8    Year 9   Year 10
----------- -------- -------- -------- -------- --------- -------- -------- -------- -------- --------- -------- --------

Turnover                      31,000   37,260   44,000    51,920   61,266   68,617   76,852   86,074    96,403   107,971

Net Income before tax         14,000   16,600   20,500    20,768   24,506   27,447   30,741   34,430    38,561    43,182

Tangible Capital Employed     20,000   23,606   27,158    31,262   36,064   39,928   44,228   49,022    54,365    60,322

Charge for Capital             1,200    1,416    1,629     1,876    2,164    2,398    2,654    2,941     3,262     3,619

Intangible Earnings           12,800   15,184   18,871    18,892   22,342   25,051   28,087   31,488    35,299    39,569

Patent Earnings                4,429    5,325    6,613     6,626    7,836    8,786    9,850   11,043    12,380    13,877

Tax Rate                        0.35     0.35     0.35      0.35     0.35     0.35     0.35     0.35      0.35      0.35

Post Tax Brand Earnings        2,918    3,161    4,302     4,307    5,093    5,711    6,400    7,178     8,047     9,020


MPV Patent                             31,977




                      Total            31,977

                                        Office Address:         Postal Address
                                        4th Floor,              PO Box 652361
INTELLECTUAL PROPERTY VALUATORS         JG&M House,             Benmore, 2010
VALUATIONS OF TRADE MARKS,              72 Grayston Drive,      South Africa
COPYRIGHT IN COMPUTER SOFTWARE,         Sandown
PATENTS & TRADE SECRETS

                                        Tel: (011) 784 4210
                                        Fax: (011) 784-4215      IPV
                                        Docex: 456
                                        email:inlaw@jgm.co.za


                               CONSENT TO USE NAME
                               -------------------

I, JEAN PIERRE DE CHALAIN, an authorized representative of Intellectual Property Valuators (Pty) Limited, with a principle address of 4th Floor, JGM House, 72 Grayston Drive, Sandown, Johannesburg, Republic of South Africa, hereby consent to allow R-Tec Technologies, Inc. to use our firm name in their S-1 Registration Statement filed with the Securities and Exchange Commission for their Initial Public Offering of the Company Stock.

We have prepared a Patent Appraisal dated May 20, 1999 on their behalf.



         /S/
----------------------
JEAN PIERRE DE CHALAIN



Authorized this 31st day of May, 1999.










                 Intellectual Property Valuators (Pty) Limited.
          Director: J.P. eo Chalain B Sc (Chem Eng) B Proc H Dip Co Law
      Chemical Engineer, Attorney, Patent & Trade Mark Attorney, F.L.L.P.L.
                               Reg No PB/04888/C7